UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): October 10, 2008

PURPLE BEVERAGE COMPANY, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-52450	01-0670370
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

450 East Las Olas Blvd, Suite 830 Fort Lauderdale, Florida	33301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 462-8757

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed on Form 8-K filed on October 6, 2008, with the Securities and Exchange Commission (the “SEC”), Purple Beverage Company, Inc. (the “Company”) sought, and as of October 10, 2008, obtained the requisite approvals to amend the terms of its subscription agreement (the “Subscription Agreement”) effective December 12, 2007 between the Company and the holders named therein (the “Holders”), and the terms of the common stock purchase warrant (the “2007 Warrant”) that entitled the Holders to purchase a certain number of the Company’s common stock at an exercise price of $2.00 per share. In addition, as discussed in Item 2.03 below, on October 10, 2008, the Company issued an unsecured convertible promissory note (the “Convertible Promissory Note”) to an existing lender who cancelled his existing promissory notes and advanced additional funds to the Company.

As a result of the amendments to the Subscription Agreement and 2007 Warrant, the effective purchase price of all shares purchased by the Company’s December 2007 and later investors was adjusted to $0.10 per share through the issuance of new shares. The exercise price of the Company’s warrants was adjusted to $0.10. In addition, as a result of the amendment to the Subscription Agreement and 2007 Warrant (the “Amendments”): (i) there are no further restrictions on filing any registration statement by the Company and Section 9(p) of the Subscription Agreement is deemed to be intentionally deleted; (ii) all contractual lockups on sales of the Company's shares are removed; and (iii) all most favored nations and price protection features applicable to the Company's shares and warrants (including, without limitation, those set forth in Section 12 of the Subscription Agreement) are waived in connection with the issuance of the Convertible Promissory Notes. In addition, the Company obtained written consent and/or verbal representations that the Holders had agreed that (x) each Holder consented to the assignment of the 2007 Warrants, the underlying shares of common stock that have been registered for resale with the SEC, and all other transactions, amendments, modifications and waivers to the Subscription Agreement and 2007 Warrants contemplated by the Amendments, provided the exercise price of such 2007 Warrants is determined by negotiation by the Company and the Holder of such 2007 Warrants; and (y) all provisions of Amendment No. 2 to the Subscription Agreement and 2007 Warrant (“Amendment No. 2”) or the assignment which made reference to a specific exercise price for 2007 Warrants was amended to delete any such reference, and approvals therein do not require a specific exercise price of 2007 Warrants following the Effective Date (as defined in Amendment No. 2).

Accordingly, after giving effect to the foregoing amendments, the Company is obligated to issue 47,256,561 shares of common stock and after giving effect of such issuance, the Company’s outstanding common stock will increase to 119,591,254 shares.

Additional terms are set forth in the Company’s Current Report on Form 8-K dated October 6, 2008 filed with the SEC, which are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 10, 2008 (the “Issuance Date”) an existing lender of the Company cancelled promissory notes evidencing an aggregate principal amount of $500,000 of the Company’s indebtedness and funded an additional $140,000, to the Company. In addition, on the Issuance Date, an existing lender of the Company funded an additional $80,000 to the Company. In connection with the foregoing, the Company issued the Convertible Promissory Note in the principal amount of $640,000.

As previously disclosed on Form 8-K filed with the SEC on October 6, 2008, the Convertible Promissory Note matures on October 10, 2009 and bears annual interest at 5%. Any overdue principal and interest on the Convertible Promissory Note will be payable on demand and will bear interest at a rate equal to the greater of 10% or the highest rate permitted by law. At the option of the holder, upon prior notice to the Company, the holder of the Convertible Promissory Note may convert the outstanding principal balance of such note plus accrued interest thereon at a conversion price of $0.05 per share.

By Board of Director resolution dated October 6, 2008, the Company is precluded from issuing to any person any shares of capital stock upon the conversion of the Convertible Promissory Note or in connection with any anti-dilution adjustments unless and until such issuance, together with all other holdings, shall not cause such person to hold beneficially in excess of 9.99% of the then issued and outstanding shares of common stock of the Company. A similar provision is included in the Convertible Promissory Note which limits the issuance of the conversion shares.

The foregoing is not a complete summary of the terms of the material agreements described in this Item 2.03, and reference is made to the complete text of all material agreements described in Item 9.01

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Final Letter Amendment to Subscription Agreement and to Common Stock Purchase Warrant to Purchase Shares of Purple Beverage Company, Inc.

10.2	$640,000 Convertible Promissory Note to Barry Honig, dated October 10, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Purple Beverage Company, Inc.

Dated: October 10, 2008	By:	/s/ Theodore Farnsworth
Name: Theodore Farnsworth
Title: Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Form of Final Letter Amendment to Subscription Agreement and to Common Stock Purchase Warrant to Purchase Shares of Purple Beverage Company, Inc.

10.2	$640,000 Convertible Promissory Note to Barry Honig, dated October 10, 2008.